Exhibit 99.1

(NASDAQ: BOCH)

For Immediate Release:

Bank of Commerce Holdings Announces Third Quarter Results

REDDING, California, October 31, 2014 / GLOBE NEWSWIRE— Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH), a $977.8 million bank holding company and parent company of Redding Bank of Commerce and Sacramento Bank of Commerce (a division of Redding Bank of Commerce) (the “Bank”), today reported net income available to common shareholders of $1.2 million and diluted earnings per share (“EPS”) of $0.09 for the third quarter 2014.

Financial highlights for the quarter:

●

Net income available to common shareholders was $1.2 million for the three months ended September 30, 2014 compared with $1.8 million for the same period a year ago. The year-over-year decrease was driven by loan loss provisions.

●

Portfolio loans increased $30.3 million compared to the prior quarter and $55.0 million compared to the third quarter of 2013. The sequential quarter over quarter increase was a combination of wholesale purchase activity and organic loan originations.

●	Nonperforming assets decreased $3.4 million or 12% compared to the prior quarter and decreased $11.9 million or 32% compared to the third quarter of 2013.
●	Non-maturing core deposits increased $17.2 million or 4% compared to the prior quarter.

Randall S. Eslick, President and CEO commented: “While our third quarter performance was short of our expectations, we are pleased with the strong loan and core deposit growth, and improvement in asset quality. These factors are consistent with our longer term objectives of stronger core earnings and solid credit metrics.”

Forward-Looking Statements

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

●	Competitive pressure in the banking industry and changes in the regulatory environment
●	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities
●	A decline in the health of the economy nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans
●	Credit quality deterioration which could cause an increase in the provision for loan losses
●	Asset/Liability matching risks and liquidity risks
●	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(NASDAQ: BOCH)

Table 1 below shows summary financial information for the quarters ended September 30, 2014 and 2013, and June 30, 2014.

Table 1	QUARTER END SUMMARY FINANCIAL INFORMATION
(Shares and dollars in thousands)	Q3	Q3		Q2
	2014	2013	Change	2014	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.51%	0.76%	-0.25%	0.91%	-0.40%
Return on average equity, annualized	4.99%	6.89%	-1.90%	8.73%	-3.74%
Efficiency ratio for quarter to date	69.98%	62.69%	7.29%	59.18%	10.80%

Share and Per Share figures - Actual
Common shares outstanding at period end	13,294	14,462	(1,168)	13,294	-
Weighted average diluted shares	13,339	14,853	(1,514)	13,426	(87)
Diluted EPS	$0.09	$0.12	$(0.03)	$0.16	$(0.07)
Book value per common share	$6.17	$5.73	$0.44	$6.07	$0.10
Tangible book value per common share	$6.17	$5.73	$0.44	$6.07	$0.10

Capital Ratios
Bank of Commerce Holdings
Leverage ratio	11.87%	12.80%	-0.93%	12.10%	-0.23%
Tier 1 risk based capital ratio	14.74%	15.66%	-0.92%	15.14%	-0.40%
Total risk based capital ratio	15.99%	16.92%	-0.93%	16.39%	-0.40%

Redding Bank of Commerce
Leverage ratio	11.84%	12.42%	-0.58%	12.11%	-0.27%
Tier 1 risk based capital ratio	14.68%	15.19%	-0.51%	15.15%	-0.47%
Total risk based capital ratio	15.93%	16.45%	-0.52%	16.40%	-0.47%

Bank of Commerce Holdings (the “Company”) and the Bank continued to meet all capital adequacy requirements to which they are subject. At September 30, 2014, the Company’s Tier 1 and Total risk based capital ratios measured 14.74% and 15.99% respectively, while the leverage ratio was 11.87%. The decrease in capital ratios during the current quarter compared to the prior quarter and the same period a year ago is primarily due to the repurchase of common stock and increased average assets.

Return on average assets (“ROA”) and return on average equity (“ROE”) for the current quarter was 0.51% and 4.99%, respectively, compared with 0.76% and 6.89%, respectively, for the same period a year ago. The 25 basis points (“bp”) decrease in ROA over this period was attributed to both an increase in average assets and a decreased level of net income. The decrease in net income was the primary driver in the reduced ROE. However, the impact of decreased net income on ROE was partially offset by the decrease of weighted average shares resulting from the Company’s stock buyback activities.

Balance Sheet Overview

As of September 30, 2014, the Company had total consolidated assets of $977.8 million, net portfolio loans of $639.5 million, allowance for loan and lease losses of $10.4 million, total deposits of $767.5 million, and stockholders' equity of $102.0 million.

(NASDAQ: BOCH)

Table 2	PERIOD END LOANS
(Dollars in thousands)	Q3	% of	Q3	% of	Change		Q2	% of
	2014	Total	2013	Total	Amount	%	2014	Total
Commercial	$160,024	25%	$169,193	28%	$(9,169)	-5%	$168,353	27%
Real estate - construction loans	25,579	4%	15,625	3%	9,954	64%	20,462	3%
Real estate - commercial (investor)	216,204	34%	208,530	35%	7,674	4%	205,592	33%
Real estate - commercial (owner occupied)	105,889	16%	80,101	13%	25,788	32%	88,402	14%
Real estate - ITIN loans	53,805	8%	57,232	10%	(3,427)	-6%	54,611	9%
Real estate - mortgage	13,779	2%	15,872	3%	(2,093)	-13%	14,211	2%
Real estate - equity lines	45,050	7%	43,989	7%	1,061	2%	47,542	8%
Consumer	28,998	4%	3,753	1%	25,245	673%	20,195	3%
Other	367	0%	267	0%	100	37%	50	1%
Gross portfolio loans	649,695	100%	594,562	100%	55,133	9%	619,418	100%

Less:
Deferred loan fees, net	(184)		(282)		98		(204)
Allowance for loan losses	10,400		13,542		(3,142)		9,882
Net portfolio loans	$639,479		$581,302		$58,177		$609,740

Yield on loans	4.59%		4.91%		-0.32%		4.69%

The Company recorded net portfolio loans of $639.5 million at September 30, 2014, compared with $581.3 million at September 30, 2013, an increase of $58.2 million. The increase in net portfolio loans during the nine months ended months ended September 30, 2014 was primarily centered in the purchase of $49.3 million in consumer and SBA loan pools. The $3.1 million decrease in the Allowance for Loan and Lease Losses (“ALLL”) compared to the same period a year ago is primarily due to charge offs related to three significant borrowing relationships. The loans charged off for these three relationships were collateral dependent loans that were adequately reserved for at September 30, 2013, and subsequently charged off during the second quarter of 2014.

(NASDAQ: BOCH)

Table 3	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
(Dollars in thousands)	Q3	% of	Q3	% of	Change		Q2	% of
	2014	Total	2013	Total	Amount	%	2014	Total
Cash and cash equivalents:
Cash and due from banks	$31,151	11%	$28,616	10%	$2,535	9%	$50,677	18%
Interest bearing due from banks	15,272	6%	20,379	7%	(5,107)	-25%	16,068	5%
	46,423	17%	48,995	17%	(2,572)	-5%	66,745	23%
Investment securities - AFS
U.S. government and agencies	7,825	3%	3,718	1%	4,107	110%	7,787	3%
Obligations of state and political subdivisions	57,161	21%	61,492	20%	(4,331)	-7%	55,369	20%
Residential mortgage backed securities and collateralized mortgage obligations	46,498	17%	57,934	20%	(11,436)	-20%	45,798	16%
Corporate securities	39,717	15%	52,552	18%	(12,835)	-24%	42,166	14%
Commercial mortgage backed securities	11,100	4%	8,924	3%	2,176	24%	9,833	3%
Other asset backed securities	27,078	10%	25,022	9%	2,056	8%	27,733	9%
Total investment securities - AFS	189,379	70%	209,642	71%	(20,263)	-10%	188,686	65%

Securities - HTM, at amortized cost
Obligations of state and political subdivisions	36,888	13%	34,814	12%	2,074	6%	37,031	12%

Total cash equivalents and investment securities	$272,690	100%	$293,451	100%	$(20,761)	-7%	$292,462	100%

Yield on cash equivalents and investment securities	2.43%		2.52%		-0.09%		2.54%

The Company continued to maintain a strong liquidity position during the reporting period. As of September 30, 2014, the Company maintained cash positions at the Federal Reserve Bank and correspondent banks in the amount of $31.2 million. The Company also held certificates of deposits with other financial institutions in the amount of $15.3 million.

Available-for-sale investment securities totaled $189.4 million at September 30, 2014, compared with $209.6 million at September 30, 2013. The Company’s available-for-sale investment portfolio is currently being utilized as a secondary source of liquidity to fund other higher yielding asset opportunities, such as commercial and commercial real estate loan originations and wholesale loan purchases. During the third quarter of 2014, the Company purchased thirteen securities with a par value of $17.2 million and weighted average yield of 2.26% and sold seventeen securities with a par value of $12.6 million and weighted average yield of 2.56%. The net sales activity resulted in $32 thousand in realized gains. Average quarterly securities balances and weighted average tax equivalent yields at September 30, 2014 and 2013 were $223.6 million and 3.49% compared to $245.8 million and 3.35%, respectively.

The Company’s purchases continue to focus on moderate term maturity securities, taking advantage of the steepness of the yield curve which moderates the Company’s exposure to rising interest rates, while still providing an acceptable yield. Sales were focused on longer term municipal and corporate bonds, as well as mortgage-backed and asset-backed securities with extended cash flows or with a high probability of cash flows extending as interest rates increase.

Overall, management’s investment strategy reflects the continuing expectation of rising rates across the yield curve. As such, management will continue to actively seek out opportunities to reduce the overall duration of the portfolio and improve cash flows. Given the current shape of the yield curve, this strategy could entail absorbing small losses within the portfolio to meet this longer term objective.

(NASDAQ: BOCH)

At September 30, 2014, the Company’s net unrealized gains on available-for-sale securities were $1.8 million compared with $1.3 million net unrealized gains at June 30, 2014. The favorable change in net unrealized gains was primarily due to increases in the fair values of the Company’s municipal bond, and US government securities portfolios. The increases in the fair values of the Company’s investment securities portfolio were primarily driven by the narrowing of market spreads and changes in market interest rates.

Table 4
(Dollars in thousands)	Q3	% of	Q3	% of	Change		Q2	% of
	2014	Total	2013	Total	Amount	%	2014	Total
Demand deposits	$142,796	19%	$125,133	18%	$17,663	14%	$132,842	17%
Interest bearing demand	269,633	35%	246,236	35%	23,397	10%	272,073	36%
Total checking deposits	412,429	54%	371,369	53%	41,060	11%	404,915	53%

Savings	91,556	12%	94,062	13%	(2,506)	-3%	91,488	12%
Total non-time deposits	503,985	66%	465,431	66%	38,554	8%	496,403	65%

Time deposits	260,592	34%	241,947	34%	18,645	8%	262,809	35%
Total deposits	$764,577	100%	$707,378	100%	$57,199	8%	$759,212	100%

Average rate on total interest bearing deposits	0.54%		0.56%		-0.02%		0.54%

During the third quarter, average total deposits increased 8% or $57.2 million to $764.6 million compared to the same period a year ago. Average non-maturing core deposits increased $17.2 million or 36% during the current quarter compared to the same period a year ago.

Brokered certificates of deposits totaled $13.5 million at September 30, 2014, and were structured with both fixed rate terms and adjustable rate terms, and had remaining maturities ranging from four to six years. Furthermore, brokered certificates of deposits with adjustable rate terms were structured with call features allowing the Company to redeem the certificates should interest rates dictate such action. These call features are generally exercisable within six to twelve months of issuance date and quarterly thereafter.

Operating results for the third quarter of 2014

Net income available to common shareholders was $1.2 million for the three months ended September 30, 2014 compared with $1.8 million for the same period a year ago and $2.2 million for the prior quarter. The decrease in net income available to common shareholders in the current quarter compared to the same period a year ago was primarily driven by a decrease in net interest income, increased provision for loan losses, and a decrease in the gains recognized on sale of securities partially offset by a decrease in provision for income taxes.

(NASDAQ: BOCH)

Table 5	SUMMARY INCOME STATEMENT
(Dollars in thousands)	Q3	Q3	Change		Q2	Change
	2014	2013	Amount	%	2014	Amount	%
Net interest income	$7,948	$8,496	$(548)	-6%	$8,190	$(242)	-3%
Provision for loan and lease losses	1,050	300	750	250%	1,450	(400)	-28%
Noninterest income	671	974	(303)	-31%	2,136	(1,465)	-69%
Noninterest expense	6,032	5,937	95	2%	6,111	(79)	-1%
Income before income taxes	1,537	3,233	(1,696)	-52%	2,765	(1,228)	-44%
Provision for income tax	264	1,431	(1,167)	-82%	559	(295)	-53%
Net income	1,273	1,802	(529)	-29%	2,206	(933)	-42%
Less: Preferred dividend and accretion on preferred stock	50	50	-	0%	50	-	0%
Income available to common shareholders	$1,223	$1,752	$(529)	-30%	$2,156	$(933)	-43%

Basic earnings per share	$0.09	$0.12	$(0.03)	-25%	$0.16	$(0.07)	-44%
Average basic shares	13,294	14,824	(1,530)	-10%	13,378	(84)	-1%
Diluted earnings per share	$0.09	$0.12	$(0.03)	-25%	$0.16	$(0.07)	-44%
Average diluted shares	13,339	14,853	(1,514)	-10%	13,426	(87)	-1%
Dividends declared per common share	$0.03	$0.05	$(0.02)	-40%	$0.03	$-	0%

Net interest income for the three months ended September 30, 2014 was $7.9 million compared to $8.5 million during the same period a year ago.

Interest income for the three months ended September 30, 2014 was $9.1 million, a decrease of $219 thousand or 2% compared to the same period a year ago. The decrease in interest income during the three months of 2014 compared to the same period a year ago was driven by decreased yields in the loan portfolio and decreased volume in the investment securities portfolio, partially offset by increased volume in the loan portfolio and increased yield of investment securities.

Interest expense for the nine months ended September 30, 2014 was $1.2 million, an increase of $329 thousand or 40% compared to the same period a year ago. During the second quarter of 2014 the Company concluded the remaining hedged forecasted FHLB advances associated with the final two legs of the interest rate swaps were no longer probable. Accordingly, the remaining gains recorded in OCI relating to the final two legs of the interest rate swaps were immediately recognized in other noninterest income and are no longer being reclassified from OCI to earnings as a credit to interest expense.

Noninterest income for the three months ended September 30, 2014 was $671 thousand, a decrease of $303 thousand when compared to the same period a year ago. The decrease in noninterest income in the current quarter compared to the same period a year ago is primarily due to a $304 thousand decrease in gains recognized on sale of available for sale investment securities. The decrease in noninterest income of $1.5 million in the current quarter when compared to the prior quarter is due to $1.6 million in gains recorded in other income during the prior quarter, as a result of the Company’s determination that the remaining hedged forecasted FHLB advances associated with the final two legs of certain interest rate swaps were no longer probable.

Provision for income tax was $264 thousand for the three months ended September 30, 2014 compared with $1.4 million for the same period a year ago. In the prior year the provision for income tax included the correction of an under-accrual of taxes that resulted from incorrectly accounting for the book tax timing differences relating to the sale of the Company’s former mortgage subsidiary. As a result, the Company recognized additional income tax, interest and penalties expense totaling $429 thousand, relating to 2012 tax year during the three months ended September 30, 2013.

Diluted EPS was $0.09 for the three months ended September 30, 2014 compared with $0.12 for the same period a year ago, and $0.16 for the prior period. EPS decreased during the three months ended September 30, 2014 compared to the same period a year ago primarily due to a decrease in net income partially offset by a decrease in weighted average shares. The decrease in weighted average shares resulted from the repurchase of 2.0 million common shares through two separate repurchase plans announced and completed in 2013 and 700,000 common shares from another repurchase plan announced and completed during the six months ended June 30, 2014. All repurchased shares were retired subsequent to purchase. As such, the weighted average number of dilutive common shares outstanding decreased by 1.4 million shares during the nine months ended September 30, 2014.

(NASDAQ: BOCH)

Table 6	NET INTEREST SPREAD AND MARGIN
(Dollars in thousands)	Q3	Q3	Change	Q2	Change
	2014	2013	Amount	2014	Amount
Tax equivalent yield on average interest earning assets	4.06%	4.29%	-0.23%	4.14%	-0.08%
Rate on average interest bearing liabilities	0.64%	0.47%	0.17%	0.49%	0.15%
Net interest spread	3.42%	3.82%	-0.40%	3.65%	-0.23%
Net interest margin on a tax equivalent basis	3.56%	3.93%	-0.37%	3.75%	-0.19%

Average earning assets	$929,447	$900,786	$28,661	$908,197	$21,250
Average interest bearing liabilities	$722,300	$709,096	$13,204	$716,835	$5,465

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.56% for the three months ended September 30, 2014, a decrease of 37 bp as compared to the same period a year ago. The decrease in net interest margin resulted from a 23 bp decline in yield on average earning assets and a 14 bp increase in interest expense to average earning assets. With decreasing elasticity in managing our funding costs and historically low interest rates, maintaining our net interest margin in the foreseeable future will continue to be challenging. Accordingly, management will continue to pursue organic loan growth, wholesale loan purchases, and actively manage the investment securities portfolio within our accepted risk tolerance to maximize yield on earning assets.

(NASDAQ: BOCH)

Table 7	ALLOWANCE ROLL FORWARD
(Dollars in thousands)	Q3	Q2	Q1	Q4	Q3
	2014	2014	2014	2013	2013
Beginning balance	$9,882	$9,748	$14,172	$13,542	$13,133
Provision for loan loss charged to expense	1,050	1,450	-	-	300
Loans charged off	(585)	(1,456)	(4,903)	(815)	(635)
Loan loss recoveries	53	140	479	1,445	744
Ending balance	$10,400	$9,882	$9,748	$14,172	$13,542

Gross portfolio loans outstanding at period end	$649,695	$619,418	$607,049	$597,995	$594,562

Ratio of allowance for loan and lease losses to gross portfolio loans	1.60%	1.60%	1.61%	2.37%	2.28%
Nonaccrual loans at period end:
Commercial	$7,065	$4,375	$4,303	$6,527	$7,501
Commercial real estate	9,896	15,598	12,560	14,539	16,895
Residential real estate	7,438	6,939	7,360	8,217	10,953
Home equity	89	479	484	513	517
Consumer	-	87	-	-	-
Total nonaccrual loans	$24,488	$27,478	$24,707	$29,796	$35,866
Accruing troubled debt restructured loans
Commercial	1,585	13	62	63	65
Construction			-	-	-
Commercial real estate	1,707	1,716	3,853	3,864	1,742
Residential real estate	5,222	5,074	4,894	4,303	2,996
Home equity	584	589	593	598	604
Total accruing restructured loans	$9,098	$7,392	$9,402	$8,828	$5,407

All other accruing impaired loans	757	585	2,564	3,517	4,190

Total impaired loans	$34,343	$35,455	$36,673	$42,141	$45,463

Allowance for loan and lease losses to nonaccrual loans at period end	42.47%	35.96%	39.45%	47.56%	37.76%
Nonaccrual loans to gross portfolio loans	3.77%	4.44%	4.07%	4.98%	6.03%
Allowance for loan and lease losses to impaired loans	30.28%	27.87%	26.58%	33.63%	29.79%

The Company realized net charge offs of $532 thousand in the current quarter compared with net charge offs of $1.3 million in the prior quarter and net recoveries of $109 thousand in the same period a year ago. Charge offs in the current quarter are primarily related to one commercial loan relationship.

The Company continues to monitor credit quality, and adjust the ALLL accordingly to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolios. As such, the Company made $1.1 million additional provisions for loan losses during the third quarter of 2014, compared with $300 thousand during the same period a year ago. The Company’s ALLL as a percentage of gross portfolio loans was 1.60% at September 30, 2014 compared to 2.28% as of period ended September 30, 2013.

Management is cautiously optimistic that given continuing improvement in local and national economic conditions, the Company’s nonperforming assets including impaired loans will continue to trend down. However, the commercial real estate and commercial loan portfolios continue to be influenced by weak real estate values and the effects of relatively high unemployment levels in our local markets. At September 30, 2014, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

(NASDAQ: BOCH)

At September 30, 2014, the recorded investment in loans classified as impaired totaled $34.3 million, with a corresponding valuation allowance of $1.2 million compared to impaired loans of $35.5 million, with a corresponding valuation allowance of $1.0 million at June 30, 2014. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. The decrease in impaired loans during the three months ended September 30, 2014 is primarily due to charge offs for one commercial loan relationship.

During the current quarter, the Company restructured two loans to grant a rate concession and two loans to grant a rate and maturity concession. The loans were classified as TDR and placed on nonaccrual status. As of September 30, 2014, the Company had $25.7 million in TDRs compared to $27.9 million as of June 30, 2014. As of September 30, 2014, the Company had one hundred and eighteen restructured loans that qualified as TDRs, of which one hundred were performing according to their restructured terms. TDRs represented 3.95% of gross portfolio loans as of September 30, 2014 compared with 4.50% at June 30, 2014.

Table 8	PERIOD END TROUBLED DEBT RESTRUCTURINGS
(Dollars in thousands)	Q3	Q2	Q1	Q4	Q3
	2014	2014	2014	2013	2013
Nonaccrual	$16,556	$20,504	$19,779	$24,596	$21,511
Accruing	9,098	7,392	9,402	8,828	5,407
Total troubled debt restructurings	$25,654	$27,896	$29,181	$33,424	$26,918

Percentage of total gross portfolio loans	3.95%	4.50%	4.81%	5.59%	4.53%

Loans are reported as troubled debt restructurings (“TDR”) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the note rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

(NASDAQ: BOCH)

Nonperforming loans, which include nonaccrual loans and accruing loans past due over 90 days, totaled $24.5 million or 3.77% of portfolio loans as of September 30, 2014, compared to $27.5 million, or 4.23% of portfolio loans at June 30, 2014. The decrease in nonperforming loans in the current quarter primarily resulted from $3.1 million in payments received on two commercial loan relationships. Nonperforming assets, which include nonperforming loans and other real estate owned (“OREO”), totaled $24.9 million, or 2.54% of total assets as of September 30, 2014, compared with $28.3 million, or 2.89% of total assets as of June 30, 2014. As of September 30, 2014, nonperforming assets of $24.9 million have been written down by 24%, or $5.9 million, from their original balance of $37.9 million.

Table 9	PERIOD END NONPERFORMING ASSETS
(Dollars in thousands)	Q3	Q2	Q1	Q4	Q3
	2014	2014	2014	2013	2013
Commercial	$7,065	$4,375	$4,303	$6,527	$7,501
Real estate mortgage
1-4 family, closed end 1st lien	2,157	1,249	1,286	1,322	1,740
1-4 family revolving	89	479	484	513	517
ITIN 1-4 family loan pool	5,281	5,690	6,074	6,895	9,213
Consumer		87	-	-	-
Total real estate mortgage	7,527	7,505	7,844	8,730	11,470

Commercial real estate	9,896	15,598	12,560	14,539	16,895
Total nonaccrual loans	24,488	27,478	24,707	29,796	35,866
90 days past due not on nonaccrual	-	-	-	-	-
Total nonperforming loans	24,488	27,478	24,707	29,796	35,866

Other real estate owned	393	826	623	913	959
Total nonperforming assets	$24,881	$28,304	$25,330	$30,709	$36,825

Nonperforming loans to portfolio loans	3.77%	4.23%	3.99%	4.98%	6.03%
Nonperforming assets to total assets	2.54%	2.89%	2.63%	3.23%	3.95%

At September 30, 2014, and June 30, 2014, the recorded investment in OREO was $393 thousand and $826 thousand, respectively. The September 30, 2014 OREO balance consists of four properties, of which three are secured by 1-4 family residential real estate in the amount of $231 thousand and one commercial nonfarm residential property in the amount of $162 thousand. During the current quarter the Company transferred two ITIN properties with a carrying value of $169 thousand into OREO and sold two ITIN properties and one improved commercial land property with a total carrying value of $602 thousand.

(NASDAQ: BOCH)

Table 10	INCOME STATEMENT
(Shares and dollars in thousands)	Q3	Q3	Change		Q2	Full Year
	2014	2013	$	%	2014	2013
Interest income:
Interest and fees on loans	$7,350	$7,487	$(137)	-2%	$7,188	$29,918
Interest on securities	998	1,031	(33)	-3%	1,111	4,198
Interest on tax-exempt securities	629	673	(44)	-7%	635	2,610
Interest on interest bearing deposits	125	130	(5)	-4%	128	535
Total interest income	9,102	9,321	(219)	-2%	9,062	37,261
Interest expense:
Interest on demand deposits	123	113	10	9%	118	485
Interest on savings deposits	59	61	(2)	-3%	57	254
Interest on certificates of deposit	650	639	11	2%	673	2,625
Interest on securities sold under repurchase agreements	-	-	-	0%	-	6
Interest on FHLB borrowings	126	(84)	210	-250%	33	(267)
Interest on other borrowings	196	96	100	104%	(9)	375
Total interest expense	1,154	825	329	40%	872	3,478
Net interest income	7,948	8,496	(548)	-6%	8,190	33,783
Provision for loan and lease losses	1,050	300	750	250%	1,450	2,750
Net interest income after provision for loan and lease losses	6,898	8,196	(1,298)	-16%	6,740	31,033
Noninterest income:
Service charges on deposit accounts	50	46	4	9%	41	191
Payroll and benefit processing fees	127	113	14	12%	109	484
Earnings on cash surrender value - BOLI	171	133	38	29%	162	534
Gain (loss) on investment securities, net	32	336	(304)	-90%	(39)	995
Merchant credit card service income, net	25	33	(8)	-24%	29	129
Other income	266	313	(47)	-15%	1,834	1,209
Total noninterest income	671	974	(303)	-31%	2,136	3,542
Noninterest expense:
Salaries and related benefits	3,474	2,865	609	21%	3,417	12,035
Occupancy and equipment expense	749	549	200	36%	678	2,205
FDIC insurance premium	204	202	2	1%	189	725
Data processing fees	217	127	90	71%	218	547
Professional service fees	309	364	(55)	-15%	338	1,241
Deferred compensation expense	115	58	57	98%	115	179
Other expenses	964	1,772	(808)	-46%	1,156	5,309
Total noninterest expense	6,032	5,937	95	2%	6,111	22,241
Income before provision (benefit) for income taxes	1,537	3,233	(1,696)	-52%	2,765	12,334
Provision (benefit) for income taxes	264	1,431	(1,167)	-82%	559	4,399
Net income	$1,273	$1,802	$(529)	-29%	$2,206	$7,935
Less: Preferred dividend and accretion on preferred stock	50	50	-	0%	50	200
Income available to common shareholders	$1,223	$1,752	$(529)	-30%	$2,156	$7,735
Basic earnings per share	$0.09	$0.12	$(0.03)	-25%	$0.16	$0.52
Average basic shares	13,294	16,240	(2,946)	-18%	13,378	14,940
Diluted earnings per share	$0.09	$0.12	$(0.03)	-25%	$0.16	$0.52
Average diluted shares	13,339	14,853	(1,514)	-10%	13,426	14,964

(NASDAQ: BOCH)

Table 11	BALANCE SHEET
(Dollars in thousands)	September 30,	September 30,	Change		June 30,
	2014	2013	$	%	2014
Assets
Cash and due from banks	$31,151	$28,616	$2,535	9%	$50,677
Interest bearing due from banks	15,272	20,379	(5,107)	-25%	16,068
Total cash and cash equivalents	46,423	48,995	(2,572)	-5%	66,745

Securities available-for-sale, at fair value	189,379	209,642	(20,263)	-10%	188,686
Securities held-to-maturity, at amortized cost	36,888	34,814	2,074	6%	37,031

Portfolio loans	649,879	594,844	55,035	9%	619,622
Allowance for loan losses	(10,400)	(13,542)	3,142	-23%	(9,882)
Net loans	639,479	581,302	58,177	10%	609,740

Total interest earning assets	922,569	888,295	34,274	4%	912,084

Bank premises and equipment, net	12,510	10,533	1,977	19%	12,415
Other intangibles	-	31	(31)	-100%	-
Other real estate owned	393	959	(566)	-59%	826
Other assets	52,685	45,541	7,144	16%	48,273
Total Assets	$977,757	$931,817	$45,940	5%	$963,716

Liabilities And Stockholders' Equity
Demand - noninterest bearing	$151,684	$128,299	$23,385	18%	$135,416
Demand - interest bearing	265,308	257,390	7,918	3%	269,055
Savings accounts	91,589	92,043	(454)	0%	90,416
Certificates of deposit	258,939	247,791	11,148	4%	260,129
Total deposits	767,520	725,523	41,997	6%	755,016

Federal Home Loan Bank borrowings	75,000	75,000	-	0%	75,000
Junior subordinated debentures	15,465	15,465	-	0%	15,465
Other liabilities	17,812	13,061	4,751	36%	17,545
Total Liabilities	875,797	829,049	46,748	6%	863,026

Total Stockholders' Equity	101,960	102,768	(808)	-1%	100,690

Total Liabilities And Stockholders' Equity	$977,757	$931,817	$45,940	5%	$963,716

(NASDAQ: BOCH)

Table 12	YEAR TO DATE AVERAGE BALANCE SHEET
(Dollars in thousands)	September 30,	September 30,	December 31,	December 31,	December 31,
	2014	2013	2013	2012	2011
Earning assets:
Loans	$629,879	$619,188	$612,819	$642,200	$626,275
Tax exempt securities	84,560	93,388	92,854	81,714	52,467
Taxable Securities	150,216	156,143	157,486	135,615	130,898
Interest bearing due from banks	63,036	41,991	43,397	48,712	64,399
Average earning assets	927,691	910,710	906,556	908,241	874,039

Cash and DFB	10,907	10,330	10,570	10,125	2,251
Bank premises	11,984	10,175	10,338	9,567	9,489
Other assets	36,333	28,431	26,838	24,249	21,421
Average total assets	$986,915	$959,646	$954,302	$952,182	$907,200

Interest bearing liabilities:
Demand - interest bearing	$269,832	$239,308	$244,125	$203,342	$157,696
Savings deposits	91,484	92,351	92,502	89,789	91,876
Certificates of deposit	260,986	248,825	249,500	285,574	296,381
Repurchase Agreements	-	7,728	5,780	14,246	14,805
Other Borrowings	93,853	137,886	125,144	125,839	130,933
Average interest bearing liabilities	716,155	726,098	717,051	718,790	691,691

Demand - noninterest bearing	136,082	117,830	126,017	115,091	100,722
Other liabilities	32,723	8,140	5,041	7,033	6,679

Shareholders' equity	101,955	107,578	106,193	111,268	108,108
Average liabilities & equity	$986,915	$959,646	$954,302	$952,182	$907,200

(NASDAQ: BOCH)

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial	McAdams Wright Ragen, Inc.
John T. Cavender	Joey Warmenhoven
555 Market Street	1211 SW Fifth Avenue, Suite 1400
San Francisco, CA 94105	Portland, OR 97204
(800) 346-5544	(866) 662-0351

Sandler O’Neill + Partners, L.P.	Stifel Nicolaus
Brian Sullivan	Perry Wright
1251 Avenue of the Americas, 6th Floor	1255 East Street, Suite 100
New York, NY 10022	Redding, CA 96001
(212) 466-8022	(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer / Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959